Exhibit 4.17

Gentlemen

PROCAPS S.A.

Attention: Carlos Piocuda

Address: Calle 80 # 78B – 201, Barranquilla, Colombia

cpiocuda@procapsgroup.com

May 2, 2023

Waiver and Consent

Dear Sirs,

We refer to:

(a)	To the credit agreement entered into on November 20, 2018 (as amended by Addendum No. 1 dated December 17, 2018 and Addendum No. 2 dated June 15, 2020 and as the same may be amended from time to time, the “Credit Agreement”) among: (i) Procaps S.A. as debtor (the “Debtor”); (ii) Laboratorios López, S.A. de C.V., C.I. Procaps S.A., Biokemical S.A. de C.V., Pharmarketing Salvador S.A. de C.V. (El Salvador), Corporación Distribuidora Internacional S.A. de C.V., CDI Nicaragua S.A., CDI Guatemala S.A., Pharmarketing S.A. (Guatemala), Pharmarketing S.A. (Panama), Pharmarketing Dominicana SRL and Pharmarketing Costa Rica S.A., acting as co-debtors (the “Co-Debtors”, jointly with the Debtor, the “Joint Obligors”); (iii) Inversiones Crynseen S.A.S., Inversiones Ganeden S.A.S., Inversiones Henia S.A.S., Inversiones Jades S.A.S., Industrias Kadima S.A.S. and Pharmayect S.A., acting as guarantors (the “Guarantors”, jointly with the Joint Obligors, the “Obligors”); (iv) Bancolombia S.A., Bancolombia S.A. with the Bancolombia name (Panama Branch), Banco Davivienda S.A., Banco de Sabadell S.A. Miami Branch and Banco de Crédito del Perú, as creditors (the “Creditors”); and (v) Fiduciaria Bancolombia S.A., acting as administrative agent (the “Administrative Agent”).

(b)	To the notice and waiver request (the “Notice and Waiver Request”) dated May 2nd, 2023, executed by each of the Joint Obligors and delivered to the Creditors.

Terms beginning with capitalized first letters that are not defined in this waiver and consent (the “Waiver and Consent”) shall have the meaning given to such terms in the Credit Agreement and, alternatively, in the Notice and Waiver Request.

1.	Waiver.

Subject to compliance with the provisions of this waiver (the “Waiver and Consent”) and the other terms and conditions of the Financing Documents, the Creditors have elected to grant a waiver of the performance of the Financial Obligations and the Events of Default (the “Waiver”) on the following terms:

1.1 To waive the Event of Default arising from the failure of the Joint Obligors to comply with the obligation set forth in Section 5.01(i) of the Credit Agreement with respect to the delivery to the Administrative Agent of the annual audited Consolidated Financial Statements within 120 calendar days after the end of any fiscal year. For purposes of clarity, the waiver of this Event of Default is only granted with respect to the Event of Default under Section 6.01(iv) of the Credit Agreement.

1.2 To waive the Event of Default under the Relevant Financial Obligations as of the Calculation Date of December 31, 2022. For purposes of clarity, the waiver of this Event of Default is only granted with respect the Event of Default under Section 6.01(iv) of the Credit Agreement.

1.3 To waive the Default that will occur on June 30, 2023, in connection with the Relevant Financial Obligations. For purposes of clarity, the waiver of this Event of Default is only granted with respect the Event of Default under Section 6.01(iv) of the Credit Agreement.

1.4 To waive the Event of Default regarding the breach of the covenant not to perform under Section 5.02(ii) of the Credit Agreement. For purposes of clarity, the waiver of this Event of Default is only granted with respect the Event of Default under Section 6.01(iv) of the Credit Agreement.

2.	Consent

Subject to compliance with the provisions of this waiver and consent and other terms and conditions of the Financing Documents, the Creditors have elected to consent (the “Consent”) to the following matters:

2.1 Relevant Financial Obligations as of June 2023.

That, in relation to the Relevant Financial Obligations, until the period ending June 30, 2023 (included), the Joint Obligors comply with the following financial obligations:

(a)	An indebtedness ratio that does not exceed 4.5 times (the “Transitional Indebtedness Ratio”).

(b)	A short-term leverage ratio not to exceed 1.6 times (the “Short-Term Leverage Ratio”).

(c)	EBITDA over consolidated interest expense of not less than 1.8 times (the “EBITDA over Transitional Interest Expense” and, together with the Transitional Indebtedness Ratio and the Short-Term Leverage Ratio, the “Transitional Ratios”).

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2.2 Additional Debt as of June 2023.

That, until and including the period ending June 30, 2023 (included), the Joint Obligors may incur or maintain Financial Indebtedness by complying with the following indicators:

(a)	In connection with additional Financial Debt to be incurred, a Debt Ratio greater than approximately 4.26 times.

(b)	In relation to Financial Debt to be maintained, a Debt Ratio greater than approximately 4.26 times.

3.	Effectiveness

3.1 The Joint Obligors agree that the effectiveness of the Waiver and the Consent is subject to the fulfillment of:

(a)	Relevant Financial Obligations as of December 2022.

For the period ending December 31, 2022 (included), of the following financial obligations:

i.	A debt ratio that does not exceed 4.26 times (the “December 2022 Debt Ratio”).

ii.	A short-term leverage ratio not to exceed 3.79 times (the “December 2022 Leverage Ratio”).

iii.	EBITDA over consolidated interest expense of not less than 2.60 times (the “December 2022 EBITDA over Interest Expense”).

(b)	Relevant Financial Obligations as of June 2023.

At all times until June 30, 2023 (included), of Transitional Indicators.

For purposes of clarity, the Creditors and the Joint and Several Obligors agree and acknowledge that the obligations referring to the Indebtedness Ratio, the Short-Term Leverage Ratio and/or the EBITDA over Consolidated Interest Expense, until the Calculation Date of June 30, 2023, shall be deemed to refer to the Transitional Indebtedness Ratio, the Transitional Leverage Ratio and the EBITDA over Transitional Interest Expense, respectively.

(c)	Delivery of the Consolidated Financial Statements.

The Joint Obligors shall deliver to the Administrative Agent, no later than May 30, 2023, annual audited Consolidated Financial Statements in accordance with the terms of Section 5.01(i) of the Credit Agreement.

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4.	Representations and Warranties

The Joint Obligors represent and warrant to the Creditors, which representations and warranties shall survive the execution and delivery of this Waiver, that:

4.1 The execution and performance by the Joint Obligors of this Waiver and Consent has been duly authorized by all necessary actions and constitutes a legal, valid and binding obligation of the Joint Obligors in accordance with the terms set forth herein.

4.2 Except as provided in this Waiver and Consent, after giving effect to this Waiver and Consent, each representation and warranty of each Obligor contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date of this Waiver and Consent (except to the extent such representation or warranty expressly relates to an earlier date).

4.3 Neither the execution and performance of this Waiver and Consent, nor the consummation of the transactions contemplated hereby, contravenes or will result in a breach or violation of: (a) any Applicable Law or any Constitutive Document of any Obligor; or (b) any agreement or instrument binding on any Obligor.

4.4 No Default or Event of Default other than as set forth above has occurred or will continue to occur as of the date of this Waiver or will occur upon the execution of this Waiver and Consent. If at any time after the date of this Waiver and Consent a Default or Event of Default occurs, the Obligors agree to disclose the existence of such Default or Event of Default immediately, in which event the Lenders reserve the right to terminate the terms of this Waiver and Consent.

5.	Miscellaneous.

5.1 The parties to this Waiver and Consent agree and acknowledge that the waiver fee under Section 7.06(ii) of the Credit Agreement in connection with the execution of this Waiver and Consent shall be COP$449,079,892.60 (plus VAT). Pursuant to Section 7.06(ii) of the Credit Agreement, the foregoing fee shall be paid pro rata to the portion of the outstanding Principal balance of each of the Creditors. For purposes of this calculation, amounts owed in Dollars shall be calculated in Pesos in accordance with the TRM in force on the date on which the corresponding payment is received.

5.2 The consents and agreements set forth in this Waiver and Consent are effective only for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed: (a) a consent to any other waiver of any other term or condition of the Credit Agreement; (b) as a waiver or impairment of any right, power or remedy that the Creditors have or may hereafter have under or in connection with any Financing Document; or (c) constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein.

5.3 This Waiver and Consent shall be construed in connection with, and as part of, the Credit Agreement.

5.4 This Waiver and Consent shall constitute a Financing Document.

5.5 This Waiver and Consent shall be governed by and construed in accordance with the laws of Colombia.

5.6 This Waiver and Consent shall become effective on the date of signature of this Waiver and Consent by the Creditors and all Joint Obligors and shall terminate on July 1, 2023.

5.7 This Waiver and Consent may be subscribed in any number of copies, and this has the same effect as if the signatures on each separate page were on a single page of this Waiver.

5.8 This Waiver and Consent may not be modified, amended, changed, or terminated except by an agreement in writing signed by each of the parties hereto and in accordance with the terms of the Credit Agreement.

5.9 This Waiver and Consent incorporates the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, written, or oral.

5.10 El otorgamiento de la presente Dispensa y Consentimiento no obliga o compromete a los Acreedores a otorgar una nueva dispensa o consentimiento en el futuro.

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